Exhibit 99.1

Resources Connection, Inc. Reports Financial Results for Second Quarter Fiscal 2021

Sequential Revenue Improvement with Significant Cost Efficiencies

IRVINE, Calif.--(BUSINESS WIRE)--January 6, 2021--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm operating as Resources Global Professionals (the “Company”), today announced financial results for its fiscal second quarter ended November 28, 2020.

Second Quarter Fiscal 2021 Highlights Compared to First Quarter Fiscal 2021:

  Revenue of $153.2 million compared to $147.3 million, an increase of 4.0%, or 6.4% on the same day constant currency basis
  SG&A of $54.6 million, including $6.8 million of restructuring costs, compared to $51.2 million, including $1.0 million of restructuring costs
  Net loss of $1.0 million compared to net income of $2.3 million, after the impact of increased restructuring costs
  Diluted loss per common share of $0.03 compared to diluted earnings per share of $0.07
  Adjusted diluted earnings per common share of $0.21 compared to $0.14
  Adjusted EBITDA margin of 8.1% compared to 6.9%
  Available financial liquidity of $147.9 million as of November 28, 2020, up from $126.3 million as of May 30, 2020
  Cash dividends declared of $0.14 per share, consistent with prior year quarter

Second Quarter Fiscal 2021 Highlights Compared to Prior Fiscal Year Second Quarter:

  Revenue of $153.2 million compared to $184.5 million, a decline of 17.0%, or 15.6% on the same day constant currency basis
  SG&A of $54.6 million, including $6.8 million of restructuring costs, compared to $53.8 million
  Net loss of $1.0 million, after the impact of restructuring costs, compared to net income of $12.3 million
  Diluted loss per common share of $0.03 compared to diluted earnings per share of $0.38
  Adjusted diluted earnings per common share of $0.21 compared to $0.42
  Adjusted EBITDA margin of 8.1% compared to 12.3%

Management Commentary

“We are pleased by the revenue improvement throughout Q2, especially in our most significant client accounts, our health care client base, as well as our core markets including Tri-state, California and Dallas,” said Kate W. Duchene, Chief Executive Officer. “We also experienced a meaningful decline in SG&A costs from the prior year quarter as a result of the restructuring accomplished during the past eight months and a disciplined approach to expense management. We have learned to work more efficiently than ever as a virtual, borderless and flexible enterprise. If the economy rebounds as we expect, we look forward to continuing to improve our financial performance on the top and bottom line through the second half of the year.”

Second Quarter Fiscal 2021 Results

Revenue in the second quarter of fiscal 2021 on a sequential basis increased by 4.0%, or 6.4% on a same day constant currency basis, compared to the first quarter of fiscal 2021, and declined 17.0% year-over-year. Weekly revenue accelerated steadily throughout the second quarter, reflecting improved buying patterns by clients across most target markets. The Company’s pipeline, from both a volume and quality perspective, has continued to strengthen since the beginning of fiscal 2021, positioning the business to capitalize on a potential economic recovery as COVID-19 vaccine progress mitigates uncertainty around key markets.

Gross margin in the second quarter was 38.0%, compared to 40.3% in the prior year quarter. The reduction in gross margin was due to a decrease in bill/pay spread, more holidays in the current fiscal quarter and unfavorable healthcare costs partially offset by lower passthrough revenue from client reimbursement. The Company continues to take a balanced approach to maximize and capture revenue opportunities while supporting gross margin.

SG&A of $54.6 million during the second quarter of fiscal 2021 included the impact of $6.8 million of restructuring costs. Excluding restructuring costs, SG&A expense improved 11.1% compared to the second quarter of fiscal 2020. Overall, SG&A benefited significantly from the restructuring activities that were initiated in the fourth quarter of fiscal 2020 and continued through the second quarter. Management compensation and occupancy costs were reduced by $2.5 million and $0.8 million, or 8.3% and 18.4%, respectively, compared to the prior year quarter. In addition, the Company continues to generate cost savings as a result of its virtual work environment and effective cost containment measures.

Net loss of $1.0 million for the second quarter was due to overall lower operating results including the impact of the restructuring costs, coupled with a high effective tax rate. Tax provision of $2.3 million for the second quarter was primarily associated with pre-tax income from regions outside of Europe. The majority of the restructuring charges incurred during the second quarter were incurred in the Company’s European entities resulting in a pre-tax loss in Europe. With significant required valuation allowances on tax benefits related to these net operating losses, no tax benefits were recognized in connection with the pre-tax loss, resulting in an effective tax rate of 178.5%, further contributing to the net loss for the second quarter.

Overcoming a relatively lethargic macro environment due to the continued impact from COVID, the Company delivered 8.1% of adjusted EBITDA in the second quarter and strengthened its liquidity by generating $11.0 million of positive cash flow from operations.

Restructuring Update

In September 2020, the Company’s Board of Directors approved a restructuring plan for the Company’s European business (the “European Plan”). Similar to the restructuring initiatives in the Company’s North America and Asia Pacific businesses that commenced in March 2020, the European Plan is focused on enhancing the organizational structure and operating efficiency of the European business, and more effectively aligning resources to a set of core high growth clients. The European Plan includes a reduction in force impacting approximately 40% of European positions, an exit from non-core markets and a real estate rationalization plan.

Pursuant to the approval of the European Plan, employee termination costs incurred during the second quarter were $5.3 million. Concurrently, two real estate leases under the European plan were exited at a cost of $0.4 million. The Company expects that the remaining actions related to employee termination will be substantially completed during calendar year 2021.

SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(Amounts in thousands, except percentages and per share amounts)

	Three Months Ended			Six Months Ended
	November 28,	August 29,	November 23,	November 28,	November 23,
	2020	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$153,222	$147,346	$184,507	$300,567	$356,732
Direct cost of services	95,044	89,449	110,130	184,493	214,852
Gross margin	58,178	57,897	74,377	116,074	141,880
Selling, general and administrative expenses	54,552	51,154	53,755	105,707	110,733
Amortization of intangible assets	1,393	1,530	1,510	2,923	2,604
Depreciation expense	984	1,007	1,424	1,991	2,793
Operating income	1,249	4,206	17,688	5,453	25,750
Interest expense, net	460	495	551	955	1,033
Other income (1)	(475)	(530)	(537)	(1,007)	(537)
Income before provision for income taxes	1,264	4,241	17,674	5,505	25,254
Provision for income taxes (2)	2,256	1,957	5,337	4,213	7,978
Net (loss) income	$(992)	$2,284	$12,337	$1,292	$17,276
Net (loss) income per common share:
Basic	$(0.03)	$0.07	$0.39	$0.04	$0.54
Diluted	$(0.03)	$0.07	$0.38	$0.04	$0.54
Weighted average common shares outstanding:
Basic	32,356	32,183	31,984	32,270	31,852
Diluted	32,356	32,232	32,369	32,317	32,287
Cash dividends declared per common share	$0.14	$0.14	$0.14	$0.28	$0.28

Revenue by Geography
Revenue
North America	$122,732	$120,614	$152,422	$243,346	$292,798
Europe	19,082	16,292	19,369	35,374	38,132
Asia Pacific	11,408	10,440	12,716	21,847	25,802
Total revenue	$153,222	$147,346	$184,507	$300,567	$356,732

Cash dividend
Total cash dividends paid	$4,547	$4,512	$4,475	$9,059	$8,581

Note: The sum of quarterly amounts, including per share amounts, may not equal amounts reported for year-to-date periods. This is due to the effects of rounding and changes in the number of weighted-average shares outstanding for each period.
(1) Other income for the current fiscal year primarily consisted of COVID-19 government relief funds received globally. Other income in fiscal 2020 was related to a gain from the settlement on a pre-acquisition claim with the seller of Accretive, an acquisition that we completed in fiscal 2018.
(2) Tax provision of $2.3 million for the second quarter was primarily associated with pre-tax income from regions outside of Europe. The majority of the restructuring charges incurred during the second quarter were incurred in the Company’s European entities resulting in a pre-tax loss in Europe. With significant required valuation allowances on tax benefits related to these net operating losses, no tax benefits were recognized in connection with the pre-tax loss.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, January 6, 2021. The dial-in number for the conference call will be: 877-390-5534. No password is required; simply ask for the RGP conference call. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through January 14, 2021 at 855-859-2056. The conference ID number for the replay is 7939329. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner to our global client base, we support our clients’ needs through both professional staffing and project execution in the areas of transactions, regulations, and transformations. Our pioneering approach to workforce strategy and our agile human capital model quickly align the right resources for the work at hand with speed and efficiency. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ success. Our mission as an employer is to connect our team members to meaningful opportunities that further their career ambitions within the context of a supportive talent community of dedicated professionals. With approximately 3,500 professionals, we annually engage with over 2,400 clients around the world from more than 60 physical practice offices and multiple virtual offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 88 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding the expected impact of the COVID-19 pandemic on our business and operating results and the expected impact of our previously announced operational initiatives, our restructuring activities and our growth and operational plans. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally, our ability to successfully execute on our strategic initiatives, our ability to realize the level of benefit that we expect from our restructuring initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 30, 2020 and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

  Same day constant currency revenue is adjusted for the following items:
    Currency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.
    Business days impact. In order to remove the fluctuations caused by comparable periods having different number of business days, the Company calculates same day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.
  Adjusted EBITDA is calculated as net (loss) income before amortization of intangible assets, depreciation expense, interest and income taxes plus stock-based compensation expense, restructuring costs, and plus or minus contingent consideration adjustments. Adjusted EBITDA at the segment level excludes certain shared corporate administrative costs that are not practical to allocate.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Adjusted provision for income taxes is calculated based on the Company’s cash tax rates, which exclude the non-cash tax impact of stock option expirations, non-cash tax impact of valuation allowances on international deferred tax assets, and other non-cash tax items.
  Beginning in the first quarter of fiscal 2021, adjusted diluted earnings per common share is calculated as diluted (loss) earnings per common share, plus the per share impact of stock-based compensation expense and restructuring costs, plus or minus the per share impact of contingent consideration adjustments, and adjusted for the related tax effects of these adjustments. The prior year adjusted diluted earnings per common share has been revised to conform to the current year definition.

We believe the above-mentioned non-GAAP measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net (loss) income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net (loss) income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Three Months Ended		Six Months Ended
Revenue by Geography	November 28,	August 29,	November 28,	November 23,	November 28,	November 23,
	2020	2020	2020	2019	2020	2019
(Amounts in thousands, except number of business days)	(Unaudited)		(Unaudited)		(Unaudited)
North America
As reported (GAAP)	$122,732	$120,614	$122,732	$152,422	$243,346	$292,798
Currency impact	(90)		115		307
Business days impact	3,956		3,963		1,934
Same day constant currency revenue	$126,598		$126,810		$245,587

Europe
As reported (GAAP)	$19,082	$16,292	$19,082	$19,369	$35,374	$38,132
Currency impact	(460)		(1,096)		(1,482)
Business days impact	-		(139)		(263)
Same day constant currency revenue	$18,622		$17,847		$33,629

Asia Pacific
As reported (GAAP)	$11,408	$10,440	$11,408	$12,716	$21,847	$25,802
Currency impact	(271)		(344)		(323)
Business days impact	364		-		175
Same day constant currency revenue	$11,501		$11,064		$21,699

Total Consolidated
As reported (GAAP)	$153,222	$147,346	$153,222	$184,507	$300,567	$356,732
Currency impact	(821)		(1,325)		(1,498)
Business days impact	4,320		3,824		1,846
Same day constant currency revenue	$156,721		$155,721		$300,915

Number of Business Days
North America (1)	62	64	62	64	126	127
Europe (2)	65	65	65	64	129	128
Asia Pacific (2)	61	63	61	61	124	125

Note: The sum of quarterly amounts may not equal amounts reported for year-to-date periods due to the effect of rounding.
(1) This represents the number of business days in the United States.
(2) This represents the number of business days in the country or countries in which the revenues are most concentrated within the geography.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended			Six Months Ended
	November 28,	August 29,	November 23,	November 28,	November 23,
Adjusted EBITDA	2020	2020	2019	2020	2019
	(Unaudited)			(Unaudited)
Net (loss) income	$(992)	$2,284	$12,337	$1,292	$17,276
Adjustments:
Amortization of intangible assets	1,393	1,530	1,510	2,923	2,604
Depreciation expense	984	1,007	1,424	1,991	2,793
Interest expense, net	460	495	551	955	1,033
Provision for income taxes	2,256	1,957	5,337	4,213	7,978
EBITDA	4,101	7,273	21,159	11,374	31,684
Stock-based compensation expense	1,708	1,397	1,643	3,105	3,158
Restructuring costs	6,775	1,016	-	7,791	-
Contingent consideration adjustment	(189)	530	(131)	342	(262)
Adjusted EBITDA	$12,395	$10,216	$22,671	$22,612	$34,580
Revenue	$153,222	$147,346	$184,507	$300,567	$356,732
Adjusted EBITDA Margin	8.1%	6.9%	12.3%	7.5%	9.7%

Adjusted Diluted Earnings per Common Share
Diluted (loss) earnings per common share, as reported	$(0.03)	$0.07	$0.38	$0.04	$0.54
Stock-based compensation expense	0.05	0.04	0.05	0.10	0.10
Restructuring costs	0.21	0.03	-	0.24	-
Contingent consideration adjustment	(0.01)	0.02	-	0.01	(0.01)
Income tax impact of adjustments	(0.01)	(0.02)	(0.01)	(0.04)	(0.03)
Adjusted diluted earnings per common share	$0.21	$0.14	$0.42	$0.35	$0.60

Adjusted Provision for Income Taxes and Cash Tax Rate
Provision for income taxes	$2,256	$1,957	$5,337	$4,213	$7,978
Effect of non-cash tax items:
Stock option expirations	(123)	(149)	(33)	(272)	(76)
Valuation allowance on international deferred tax assets	(1,096)	(388)	(115)	(1,484)	(448)
Other non-cash tax items	(68)	(20)	(8)	(88)	(8)
Adjusted provision for income taxes	$969	$1,400	$5,181	$2,369	$7,446

Effective tax rate	178.5%	46.1%	30.2%	76.5%	31.6%
Total effect of non-cash tax items on effective tax rate	(101.8%)	(13.1%)	(0.9%)	(33.5%)	(2.1%)
Cash tax rate	76.7%	33.0%	29.3%	43.0%	29.5%

Note: The sum of quarterly amounts, including per share amounts, may not equal amounts reported for year-to-date periods. This is due to the effects of rounding and changes in the number of weighted-average shares outstanding for each period.

Business Segments

With the execution of the European Plan, the Company changed its internal management structure and its reporting structure of financial information used to assess performance and allocate resources during the second quarter of fiscal 2021. As a result, the Company revised its segment reporting, as further detailed in the most recent Quarterly Report on Form 10-Q for the fiscal quarter ended November 28, 2020, as follows:

  RGP – a global business consulting practice which operates primarily under the RGP brand and focuses on professional project consulting and staffing services in areas such as finance and accounting, business strategy and transformation, risk and compliance, and technology and digital;
  taskforce – a German professional services firm that operates under the taskforce brand. It utilizes a distinct independent contractor/partner business model and infrastructure and focuses on providing senior interim management and project management services to middle market clients in the German market;
  Sitrick – a crisis communications and public relations firm which operates under the Sitrick brand, providing corporate, financial, transactional and crisis communication and management services.

RGP also includes the operations of Veracity, an acquisition completed in fiscal 2020 which is being integrated with the rest of the RGP business operations. RGP is our only reportable segment. taskforce and Sitrick do not individually meet the quantitative thresholds to qualify as reportable segments. Therefore, they are combined and disclosed as Other Segments.

Operating results by reportable segment are included in the following table. All prior year periods presented were recast to reflect the impact of the preceding segment changes. Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” table above for the reconciliation of consolidated net (loss) income to Adjusted EBITDA for each of the periods presented.

	Three Months Ended		Six Months Ended
	November 28,	November 23,	November 28,	November 23,
	2020	2019	2020	2019
	(Amounts in thousands)
Revenues:
RGP	$142,002	$173,987	$279,111	$335,997
Other Segments	11,220	10,520	21,456	20,735
Total revenues	$153,222	$184,507	$300,567	$356,732

Gross profit:
RGP	$54,079	$70,206	$108,026	$133,466
Other Segments	4,099	4,171	8,048	8,414
Total gross profit	$58,178	$74,377	$116,074	$141,880

Adjusted EBITDA:
RGP	$18,401	$28,598	$34,859	$48,068
Other Segments	1,251	868	2,417	2,099
Reconciling items (1)	(7,257)	(6,795)	(14,664)	(15,587)
Total Adjusted EBITDA	$12,395	$22,671	$22,612	$34,580

(1) Reconciling items are generally comprised of unallocated corporate administrative costs, including management and board compensation, back office support function costs and other general corporate costs that are not allocated to segments.

SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	November 28,	May 30,
SELECTED BALANCE SHEET INFORMATION:	2020	2020
	(Unaudited)
Cash and cash equivalents	$97,195	$95,624
Accounts receivable, net of allowance for doubtful accounts	$111,686	$124,986
Total assets	$511,966	$529,181
Current liabilities	$91,636	$94,901
Long-term debt	$68,000	$88,000
Total liabilities	$205,019	$225,520
Total stockholders’ equity	$306,947	$303,661

	Six Months Ended
	November 28,	November 23,
SELECTED CASH FLOW INFORMATION:	2020	2019
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$29,577	$17,218
Cash flow -- investing activities	$(1,634)	$(25,471)
Cash flow -- financing activities	$(29,097)	$8,485

	Three Months Ended
	November 28,	May 30,
SELECTED OTHER INFORMATION:	2020	2020
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	2,669	2,495
Average bill rate	$124	$127
Average pay rate	$63	$63
Common shares outstanding, end of period	32,433	32,144

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com